Exhibit 21

LIST OF SUBSIDIARIES OF

HORIZON TECHNOLOGY FINANCE CORPORATION

AS OF 3/12/12

Compass Horizon Funding Company LLC — Delaware Limited Liability Company

Horizon Credit I LLC — Delaware Limited Liability Company (subsidiary of Compass Horizon Funding Company LLC)

Horizon Credit II LLC — Delaware Limited Liability Company

Longview SBIC GP LLC — Delaware Limited Liability Company

Longview SBIC LP — Delaware Limited Partnership